Exhibit 99.1

Meru Networks Announces Debt Facility

Solidifies balance sheet, reaffirms Q2’15 revenue guidance

Continues working with Deutsche Bank to explore strategic options

SUNNYVALE, Calif., May 26, 2015 /PRNewswire/ - Meru Networks, Inc. (NASDAQ: MERU), a leader in intelligent Wi-Fi networking, announced today that the company has signed an agreement with Opus Bank (NASDAQ: OPB) for a senior secured credit facility up to $15 million, consisting of a $9 million 3-year term loan and a $6 million line of credit. A portion of the proceeds will be used to retire the entire $3.1 million in current debt facility obligations, including all of the debt outstanding on the Company’s balance sheet.

“We are pleased with the terms of this credit facility,” said Dr. Bami Bastani, president and CEO of Meru Networks. “We have been able to extend the maturity on our outstanding debt while also lowering the interest rate. The line of credit also provides an additional source of working capital as we introduce new products and services, including Wi-Fi-as-a-service.

Dr. Bastani added, “We are reaffirming our revenue guidance of $17 million to $20 million for the 2015 second quarter.”

Meru continues to work actively with Deutsche Bank to explore strategic options.

About Meru Networks

Meru Networks (NASDAQ: MERU) is a leader in intelligent 802.11ac Wi-Fi solutions delivering uninterrupted user experience for education, healthcare, hospitality and enterprise. The Meru open-standards-based architecture is designed to enable unified management of wired and wireless networks. Its end-to-end application QoS enables enforceable service-level agreements. Meru provides top performance and high capacity in high-density environments. Visit www.merunetworks.com or call (408) 215-5300 for more information.

©2015 Meru Networks. Meru and Meru Networks are registered trademarks and the Meru logo is a trademark of Meru Networks, Inc. in the United States.

Investor contact:

Ed Keaney

Market Street Partners

(415) 445-3238

ir@merunetworks.com